Exhibit 11


INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees of The Nottingham Investment Trust II and Shareholders of The CarolinasFund:


We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 33-37458 of The CarolinasFund (a Series of the Nottingham Investment Trust II) of our report dated March 19, 1999, appearing in the Annual Report for the year ended February, 28, 1999, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is part of such Registration Statement.




/S/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
April 29, 1999